                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Fuisz Technologies Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                         [FUISZ TECHNOLOGIES LTD. LOGO]

April 15, 1999

To Our Stockholders:

     You are cordially invited to attend the Company's 1999 Annual Meeting to be held on Thursday, May 27, 1999 at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071, at 10:00 a.m.

     The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will present a brief report on the Company's operations and respond to your questions.

     Whether or not you plan to attend the meeting, your vote is very important. Please take a moment to fill in, sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     We look forward to seeing you on May 27, 1999.

Sincerely,
MCVEY SIGNATURE                                          FUISZ SIGNATURE

Kenneth W. McVey                                         Richard C. Fuisz, M.D.
President and Chief Executive Officer                    Chairman of the Board
                                                         of Directors

                         [FUISZ TECHNOLOGIES LTD. LOGO]

                            14555 AVION AT LAKESIDE
                           CHANTILLY, VIRGINIA 20151
                             PHONE: (703) 995-2400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

                            ------------------------

To the Stockholders of
Fuisz Technologies Ltd.

     Notice is hereby given that the Annual Meeting of Stockholders of Fuisz Technologies Ltd. (the "Company") will be held at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071, at 10:00 a.m. for the following purposes:

          1. To elect two directors of the Company to serve as Class I Directors until the annual meeting to be held in 2002, and until their successors have been duly elected and qualified;

          2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 8, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders of the Company as of the close of business on April 8, 1999, will be available for inspection during normal business hours from May 17, 1999 through May 26, 1999, at the Company's executive offices at the address set forth above in Chantilly, Virginia.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, IT IS REQUESTED THAT YOU PROMPTLY FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By order of the Board of Directors

                                          Stephen H. Willard
                                          Secretary

     April 15, 1999

                         [FUISZ TECHNOLOGIES LTD. LOGO]

                            14555 AVION AT LAKESIDE
                           CHANTILLY, VIRGINIA 20151
                             PHONE: (703) 995-2400

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fuisz Technologies Ltd. (the "Company") for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, on May 27, 1999, at Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071, at 10:00 a.m., and at any adjournment thereof (the "Meeting").

     Written communications to the Company should be sent to the Company's offices at 14555 Avion at Lakeside, Chantilly, Virginia 20151. The Company can be reached by telephone at (703) 995-2400. This Proxy Statement and a proxy card, together with a copy of the Company's 1998 Annual Report, are first being mailed on or about April 15, 1999, to persons who were holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 8, 1999 (the "Record Date").

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to consider and vote upon the two proposals described in this Proxy Statement and on any other matter properly brought before the Meeting. With respect to any matter to come before the Meeting, holders of record of Common Stock will be entitled to one vote for each share of Common Stock held.

     The following is a brief summary of the two proposals. The summary is not intended to be a complete statement of all material features of the proposals and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

     Proposal I

     Proposal I concerns the election to the Board of Directors of two Class I directors to serve until the 2002 annual meeting.

     Proposal II

     Proposal II concerns ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

VOTING AT THE MEETING

     The Board of Directors has fixed April 8, 1999 as the Record Date for the Meeting, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote approximately 21,925,723 shares of the Common Stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. The election of the Board of Directors requires the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting.

"Plurality" means that the individuals who receive the largest number of votes cast "for" directors of a given class are elected as directors up to the maximum number of directors for each such class to be chosen at the Meeting.

     Ratification of the appointment of the Company's independent accountants and approval of any other business properly brought before the Meeting shall be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting and entitled to vote thereon, unless a higher vote is required for any such other matter under applicable state law or the Company's Fourth Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), or the Amended and Restated Bylaws (the "By-laws").

     In accordance with Delaware law, abstentions and shares held of record by a broker or its nominee (the "Broker Shares") that are voted on any particular matter are included for purposes of determining the number of votes present on such matter. Broker Shares that are not voted on any particular matter at the Meeting will not be treated as present for such matter.

PROXIES

     If the enclosed proxy is properly executed and returned in time for the Meeting, the shares of stock represented thereby will be voted in accordance with the instructions given thereon. If no instructions are given, such shares will be voted "FOR" each of the Company's nominees as director and "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. Proxies will extend to, and be voted at, any adjournment of the Meeting.

     The Board of Directors does not intend to bring before the Meeting any business other than as set forth in this Proxy Statement and has not been informed that any other business is to be presented at the Meeting. However, should any other matter properly come before the Meeting, it is the intention of the persons named as proxies in the accompanying proxy or their duly authorized and constituted substitutes to vote or act thereon in accordance with their best judgment.

     Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised (i) by giving written notice prior to the Meeting, to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Meeting, or (iii) by giving a later dated proxy at any time before the voting. Attendance at the Meeting will not, by itself, revoke a proxy.

EXPENSES OF SOLICITATION

     The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy and the Company's 1998 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

INTRODUCTION

     The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The terms in office of the Directors of each of these classes expire at the annual meeting in the year indicated therein, in each case when their respective successors are elected and qualified. At each subsequent annual election, Directors chosen to succeed those whose terms are expiring will be identified as being part of that same class and will be elected for a three year term. The terms of Directors appointed to fill vacancies created by an increase in the number of Directors expire at the first annual meeting following their appointment.

     The Board of Directors has nominated Richard C. Fuisz, M.D. and Antone J. Lazos for reelection as members of Class I, with a term to expire on the date of the 2002 Annual Meeting. All of the nominees are currently serving on the Board of Directors and have agreed to serve if elected. The persons named in the accompanying form of proxy intend to vote at the Meeting (unless directed not to so vote) for the reelection of each of the two nominees unless any nominee should become unavailable for election at the time of the Meeting, in which case such persons may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve if elected.

     The following table sets forth each nominee's and continuing director's name, age as of March 31, 1999, position and the year in which such nominee first became a director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

NOMINEES:

    NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS I)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
Richard C. Fuisz, M.D.......................  59    Chairman of the Board of Directors       1989
Antone J. Lazos(1)(2).......................  56    Director                                 1991

CONTINUING DIRECTORS:

                DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS II)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
John R. Fuisz...............................  31    Director                                 1992
Fredrik C. Schreuder(1).....................  62    Director                                 1994
Daniel Tierney(1)...........................  62    Director                                 1997

                DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS III)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
Louis Lauer(2)..............................  69    Director                                 1997
Kenneth W. McVey............................  59    President and Chief Executive Officer    1996
                                                    of the Company; Director
Donald E. O'Neill(2)........................  73    Director                                 1991

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

BACKGROUND OF NOMINEES AND CONTINUING DIRECTORS

     Richard C. Fuisz, M.D., founder of the Company, has served as the Chairman of the Board since 1989. Until April 1997, Dr. Fuisz was also the Company's President and Chief Executive Officer. From 1975 until 1982, Dr. Fuisz was President and Chief Executive Officer of Medcom, a publicly traded medical training company, which was subsequently acquired by Baxter Healthcare Corporation. Inventor of the Company's core technology, Dr. Fuisz founded the Company in June 1988. Dr. Fuisz received his B.S. and M.D. from Georgetown University.

     Kenneth W. McVey joined the Company in December 1996 as a director and as President and Chief Executive Officer of Fuisz International Holdings Limited, a wholly owned subsidiary of the Company. In April 1997, Mr. McVey was also appointed as President and Chief Executive Officer of the Company. Mr. McVey has spent more than thirty years in the pharmaceutical industry. Prior to joining the Company, Mr. McVey served as President of Elan Pharma International, a division of Elan Corporation plc ("Elan") and as Executive Vice President of Elan responsible for commercial and business development, licensing and intellectual property. He served on the Board of Directors of Elan from 1992 until 1996.

     John R. Fuisz has served as a director of the Company since 1992. Mr. Fuisz is an attorney specializing in intellectual property litigation at the Washington, D.C. law firm of Dickstein, Shapiro, Morin & Oshinsky L.L.P., with which he has been associated since August 1996. Prior to that, Mr. Fuisz served as an attorney with the Washington, D.C. law firm of Nikaido, Marmelstein, Murray and Oram L.L.P., with which he was associated since 1992.

     Louis Lauer joined the Board of Directors in December 1997. Mr. Lauer served as outside counsel to the Company from its formation in 1988 until 1991. Since 1997, Mr. Lauer has been of counsel to the New York law firm of Menaker & Herrmann, L.L.P., representing clients in a wide range of corporate, real estate and litigation matters. Prior to that, he was of counsel to Layton, Brooks and Hecht and Stultz & Balber, from 1994 through 1997 and from 1989 through 1993, respectively. Mr. Lauer has served as Law Secretary to Judge Harold R. Medina of the U.S. Court of Appeals for the Second Circuit and as Chief Counsel to the New York State Commission on the Constitutional Convention. He received his B.A. from New York University and his LL.B. from Columbia University, where he was a Stone Scholar. Mr. Lauer has been a member of the New York bar since 1953.

     Antone J. Lazos has served as a director of the Company since 1991. In August 1995, Mr. Lazos founded and since that time has served as Chief Executive Officer of StorCOMM, Inc., a clinical image management company. From 1981 to 1994, Mr. Lazos was Chairman and Chief Executive Officer of Medical Imaging Centers of America, Inc., a diagnostic imaging company. From 1994 to 1995, Mr. Lazos was President of Greenbriar Consulting.

     Donald E. O'Neill has served as a director of the Company since 1991. Mr. O'Neill was a director, Executive Vice President and Chairman of International Operations of Warner Lambert Company between 1986 and 1991. Mr. O'Neill serves as a director of Alliance Pharmaceutical Corporation.

     Fredrik C. Schreuder has served as a director of the Company since August 1994. Since 1989, Mr. Schreuder has been President of Medical Venture Management A/S, a consulting venture capital firm. From 1983 to 1989, Mr. Schreuder served as an Executive Vice President of Hafslund Nycomed, a medical imaging company.

     Daniel Tierney joined the Board of Directors in September 1997. Mr. Tierney is Chairman and Chief Executive Officer of The Cross Group and is also Chairman of Britannia Pharmaceuticals Ltd. U.K. He is a member of the Board of the University of Limerick Foundation, based in Limerick, Ireland, and a Director of the Industry Research and Development Group and ICC Corporate Finance Ltd., both based in Dublin, Ireland. He was appointed by the Irish Government as Chair of the Science, Technology and Innovation Advisory Council, which reported in 1995 and was Irish representative on the board of the Industry Research and Development Advisory Council of the European Commission from 1992 to 1995. He is also currently Chair of the National Standards Authority of Ireland. During such time as The Cross Group holds at least 400,000 shares of Common Stock acquired from the Company's acquisition of Clonmel Healthcare Limited, the Company has agreed to use its best efforts to cause Mr. Tierney to be elected to the Board of Directors of the Company.

     John R. Fuisz is the son of Richard C. Fuisz, M.D., Donal T.M. Tierney, the Company's Chief Operating Officer, is the son of Daniel Tierney. There are no other family relationships among any of the directors or executive officers of the Company.

COMMITTEES AND BOARD MEETINGS

     During 1998, there were six meetings of the Board of Directors. Each incumbent director participated in at least 80% of the aggregate of the meetings of the Board and of the Board committees on which he served during the period of his directorship.

     The Board has two standing committees, an Audit Committee and a Compensation Committee. Their functions are described below.

     Audit Committee. The Audit Committee meets with management and the Company's independent accountants to consider the adequacy of the Company's internal controls and financial reporting. The Audit Committee recommends to the Board the Company's independent accountants; discusses with the independent accountants their audit procedures, including the proposed scope and timing of the audit, the audit results and accompanying management letters; reviews the auditor's fees and services; and in general endeavors to ensure the independence of the auditors and accountants. The Audit Committee held two meetings during 1998. The current members of the Audit Committee are Messrs. Lazos, Tierney and Schreuder, who serves as Chairman.

     Compensation Committee. The Compensation Committee reviews and approves the direct and indirect compensation and employee benefits of the executive officers of the Company, particularly the Chief Executive Officer; administers the Company's stock option and incentive compensation plans; and reviews in general the Company's policies relating to the compensation of senior management and other employees. The Compensation Committee held four meetings during 1998. The current members of the Compensation Committee are Messrs. Lauer, Lazos and O'Neill, who serves as Chairman.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive any compensation for their service as directors. The Company reimburses each director who is not an employee of the Company for his out-of-pocket expenses for attending meetings of the Board of Directors.

     In May 1994, the Board adopted and the stockholders of the Company approved the 1994 Director Stock Option Plan (the "Director Option Plan") and the Board provided that no additional options would be granted under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). The Director Option Plan provides that each new non-employee director first elected thereafter will receive a non-statutory option to purchase 30,000 shares of Common Stock upon his or her initial election. In addition, each non-employee director will receive a non-statutory option to purchase 3,000 shares of Common Stock under the Director Option Plan on the fifth business day following the end of each fiscal year, provided that he or she remains as an eligible director on the date of grant. All options granted to directors under the Director Option Plan are fully vested when granted, have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after the date of grant or 90 days after the optionee ceases to serve as a director. Pursuant to the terms of the Director Option Plan, five non-employee directors received an option to purchase 3,000 shares of Common Stock at a price of $8.1875 per share in January 1998.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of calendar year 1998 (the "Named Executive Officers") whose total compensation during that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                         ANNUAL COMPENSATION(1)          AWARDS
                                                         -----------------------   -------------------
                                                                                       SECURITIES
                                                                                       UNDERLYING         ALL OTHER
          NAME AND PRINCIPAL POSITION             YEAR    SALARY        BONUS            OPTIONS         COMPENSATION
          ---------------------------             ----   ---------   -----------   -------------------   ------------
Richard C. Fuisz, M.D.(2).......................  1998   $450,000    $  340,000           100,000               $--
  Chairman of the Board                           1997    404,167       340,000           275,000(3)             --
                                                  1996    358,333       225,000           150,000                --
Kenneth W. McVey(2)(4)..........................  1998    450,000       340,000           100,000             2,530(6)
  President and Chief Executive Officer           1997    404,167       340,000           275,000             2,671(6)
                                                  1996         --     3,000,000(5)             --                --
Patrick D. Scrivens.............................  1998    300,000       170,000            75,000                --
  Executive Vice President and                    1997    272,500       120,000            75,000(3)             --
  Chief Financial Officer                         1996    247,196       150,000            50,000                --
Michael Myers...................................  1998    240,000        75,000            75,000                --
  Executive Vice President and President of the   1997    212,500        82,876(7)        112,500(3)             --
  Pharmaceutical Division                         1996    181,667        47,208(7)         87,500                --
S. Rao Cherukuri................................  1998    225,000        23,303(8)         25,000                --
  Executive Vice President and President of the   1997    183,750        50,000            85,000                --
  Consumer Healthcare Division                    1996    145,000        57,837(8)             --                --

---------------
(1) Pursuant to regulations of the Securities and Exchange Commission, perquisites not exceeding the lesser of $50,000 or 10% of an executive's combined salary and bonus are not required to be reported.

(2) Dr. Fuisz served as Chief Executive Officer and President of the Company until April 17, 1997, when Mr. McVey was named to those positions.

(3) Includes replacement options granted to the following Executive Officers to effect a repricing of previously granted options, the exercise price of which was in excess of the market price of the Common Stock: Dr.
    Fuisz -- 150,000; Mr. Scrivens -- 50,000; Mr. Myers -- 87,500.

(4) Mr. McVey joined the Company in 1996.

(5) In recognition of the forfeiture by Mr. McVey of common stock ownership rights provided by his previous employer, Mr. McVey received restricted stock of the Company, having a market value on the date of grant equal to $3.0 million. All of the shares vested on December 31, 1996 and were subject to a contractual restriction on transfer through January 1, 1998. Beginning January 1, 1998, Mr. McVey may transfer one third of the shares, with the transfer restrictions on each remaining third expiring each January 1, so that all restrictions expire on January 1, 2000. In the event of a "change of control" of the Company (as defined in the employment agreement), all transfer restrictions shall terminate. All transfers by Mr. McVey are subject to a right of first refusal to the Company.

(6) Represents premiums for a split dollar life insurance policy on behalf of Mr. McVey. Includes $1,100 in 1998 and $1,300 in 1997 representing the value for an interest-free loan on the non-term life insurance portion of the policy, based on an assumed interest rate of 10% and a term of 6 and 7 years, respectively. In addition, in connection with the Company's assumption of the policy from Mr. McVey's former employer, the Company reimbursed the former employer for past premiums including premiums paid in 1996.

(7) Includes $7,876 and $17,208 in relocation expenses and payments in amounts estimated to cover the income tax liability to the executive in connection with such payments in 1997 and 1996, respectively.

(8) Includes $23,303 and $27,837 in relocation expenses and payments in amounts estimated to cover the income tax liability to the executive in connection with such payments in 1998 and 1996, respectively.

     The following table sets forth information regarding stock options granted during 1998 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                           ------------------------------------------------------------     POTENTIAL REALIZED
                           NUMBER OF     % OF TOTAL                                       VALUE AT ASSUMED ANNUAL
                           SECURITIES     OPTIONS                  MARKET                  RATES OF STOCK PRICE
                           UNDERLYING    GRANTED TO               PRICE ON                    APPRECIATION(1)
                            OPTIONS     EMPLOYEES IN   EXERCISE   DATE OF    EXPIRATION   -----------------------
          NAME              GRANTED     FISCAL YEAR     PRICE      GRANT        DATE         5%           10%
          ----             ----------   ------------   --------   --------   ----------   ---------   -----------
Richard C. Fuisz,           100,000         12.0%       $12.75     $12.75     12/16/08    $801,841    $2,032,022
  M.D. ..................
Kenneth W. McVey.........   100,000         12.0%        12.75      12.75     12/16/08     801,841     2,032,022
Patrick D. Scrivens......    50,000          6.0%        12.75      12.75     12/16/08     400,920     1,016,011
                             25,000          3.0%        11.56      11.56       3/6/08     181,790       460,691
Michael Myers............    75,000          9.0%        12.75      12.75     12/16/08     601,380     1,524,016
S. Rao Cherukuri.........    25,000          3.0%        12.75      12.75     12/16/08     200,460       508,005

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation in the price of the Common Stock to date.

     The following table sets forth certain information regarding the exercise of options during the year ended December 31, 1998, and the number and value of unexercised options held at December 31, 1998 by the Named Executive Officers.

   AGGREGATE OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                         OPTIONS AT FY-END               AT FY-END(2)
                              ACQUIRED        VALUE      ---------------------------   ---------------------------
           NAME              ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Richard C. Fuisz,
  M.D.(3)..................        --             --       570,000             --      $2,823,386      $     --
Kenneth W. McVey...........        --             --       185,417        189,583         454,591       951,266
Patrick D. Scrivens........    50,000       $153,585       268,750         81,250       1,769,313       104,589
Michael Myers..............        --             --       137,500         87,500         629,394       144,433
S. Rao Cherukuri...........        --             --       233,750         82,500       1,505,816       322,558

---------------
(1) Based on difference between option exercise price and market price of Common Stock on date of exercise.

(2) Based upon a market value of the Common Stock of $12.875 per share as of December 31, 1998.

(3) In November 1998, the Board of Directors amended Dr. Fuisz's options to make them all fully exercisable.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the named executive officers other than Dr. Fuisz. Generally the employment agreements establish an initial base salary and, in some cases, a guaranteed annual bonus. Each agreement is conditioned upon the execution of a confidentiality agreement by the employee, and provides for relocation costs, participation in the Company's medical and life insurance plans, an automobile allowance and a stock option award to purchase shares of the Company's common stock.

     Mr. McVey was initially employed by the Company as President and Chief Executive Officer of Fuisz International Holdings, Ltd., a wholly-owned subsidiary of the Company, for an initial period of three years, beginning on December 16, 1996 (the initial employment term has since been extended through Decem-ber 15, 2000). On April 17, 1997, Mr. McVey was additionally named Chief Executive Officer and President of the Company. Mr. McVey's employment agreement provides for an initial base salary subject to an annual increase at least equal to the annualized inflation rate of the United Kingdom. Mr. McVey is also entitled to an annual performance bonus of at least $190,000, which may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. McVey is entitled to participate in the Company's Stock Option Plan. All options awarded thereunder vest no later than upon the expiration of the employment agreement, including any renewals thereof. The Company is required to provide medical and insurance coverage to Mr. McVey and his family throughout the term of his employment and to provide pension benefits no less favorable than those provided by his former employer. The Company, through one of its wholly-owned subsidiaries, has agreed to receive Mr. McVey's services through a management company incorporated in Bermuda. Payments are made to the management company in lieu of salary being paid to Mr. McVey.

     The Company's employment agreement with Mr. Scrivens provided for an initial employment term of three years beginning on October 19, 1994 (the initial employment term has since been extended through October 19, 2000). Mr. Scrivens may terminate his employment agreement at any time upon thirty days written notice. The employment agreement provides that if the Company terminates the employment of Mr. Scrivens without "cause" (as defined in the employment agreement) or Mr. Scrivens terminates his employment for "good reason" following a "change in control" of the Company (each as defined), he is entitled to receive monthly severance payments in an amount equal to his monthly base salary, plus one-twelfth of his highest annual bonus during the preceding five years, through the remaining term of his employment agreement or, if longer, twelve months following termination. In addition, under these circumstances all stock options will vest and the period for their exercise will be extended through the original term of the option, and all insurance benefits will continue to be provided for twelve months following termination. The employment agreement contains provisions regarding the protection of confidential information and assignment of inventions to the Company and a covenant not to compete during the employment period and one year thereafter. Mr. Scrivens has decided to resign from the Company on June 30, 1999 and join RxDrugstore.com Limited, a company in which the Company owns a minority equity interest.

     The employment term for each of Mr. Myers and Mr. Cherukuri extend through December 31, 2000. In addition, in the event of a "change in control" (as defined), their agreements provide for the acceleration of compensation and the vesting of unvested options.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee (the "Committee"). The Committee is currently composed of three non-employee directors. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Committee administers the awards of stock options pursuant to the Company's stock option and incentive plans.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS FOR 1998

     The objectives of the Company's executive compensation program are to (i) attract, motivate, and retain key executives responsible for the success of the Company, (ii) reward key executives based on corporate and individual performance, and (iii) provide incentives designed to increase shareholder value. The three primary components of the executive officer compensation program are base salaries, annual cash bonuses, and equity awards in the form of stock options.

BASE SALARY

     The base salary of each of the Company's executive officers is generally established pursuant to an employment agreement that is approved by the Committee. Base salaries of executive officers other than the Chief Executive Officer (the "CEO") are reviewed annually by the Committee after considering salary recommendations prepared by the CEO and other executive officers. Recommendations for 1998 executive officer salary adjustments were based primarily on a subjective evaluation of past and potential future individual performance and contributions and alternative opportunities that might be available to the executives in question.

EXECUTIVE BONUS PLAN

     Each executive other than the CEO is entitled to receive an annual bonus, which is determined by the Committee after considering recommendations prepared by the CEO. In preparing the recommendations, the CEO subjectively considers, among other things, such executives' leadership and teamwork skills, as well as relationships with the Company's current and prospective customers.

STOCK OPTIONS

     Options to purchase the Company's common stock are a key component of the Company's executive compensation program. The Committee views the grant of stock options as a valuable incentive that serves to align the interests of executive officers with the Company's goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the CEO with regard to the grant of stock options to executive officers other than himself. In determining the size and other terms of 1998 option grants to the executive officers, the Committee considered a number of factors, including such officer's position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the overall compensation package for the CEO, the Committee considered each of the factors enumerated in the preceding paragraphs regarding compensation for executive officers of the Company. In setting the overall compensation of the CEO, however, the Committee considered the aggregate base salary, bonus and option packages of Chief Executive Officers in comparable positions.

OTHER MATTERS

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1.0 million in any fiscal year, unless such compensation was "performance based." Stock options granted under the Company's stock option and incentive plans currently qualify as "performance-based compensation" that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate.
                                          COMPENSATION COMMITTEE

                                          Louis Lauer
                                          Antone J. Lazos
                                          Donald E. O'Neill, Chairman

     The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1998, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") to sell all of the issued and outstanding share capital of FuiszDrugstore.com Ltd. ("FuiszDrugstore"), then a wholly-owned subsidiary of the Company, to a corporation owned by Richard C. Fuisz, M.D.

("Dr. Fuisz"). At the Closing, which took place in February 1999, the Company delivered the shares, which were transferred to RxDrugstore.com Limited ("RxDrugstore.com") and received consideration of $100,000 in cash and 200,000 shares of common stock of RxDrugstore.com (which represents 5% of the issued and outstanding shares of common stock of RxDrugstore.com). Prior to the Closing, FuiszDrugstore was engaged in sales of drugstore products over the Internet.

     Dr. Fuisz, a director of the Company, is a director and greater than 10% stockholder of RxDrugstore.com. The purchase price was determined by the Company's management and approved by the Board of Directors. Dr. Fuisz did not participate in the determination of the purchase price or the deliberations of the Board.

     In connection with the Stock Purchase Agreement, in February 1999, the Company and a wholly-owned subsidiary of Dr. Fuisz (the "Subsidiary") concluded a 20 year license agreement (the "License Agreement"), which grants the Subsidiary the non-exclusive right to sell Licensed Products (as that term is defined in the License Agreement) through the Internet. The license covers all existing products of the Company as well as certain additional products developed by the Company over the next four years. In consideration for the license, the Company received a non-interest bearing promissory note for $2.4 million, payable by the Subsidiary in four annual installments commencing on December 31, 1999.

     John R. Fuisz, a director of the Company, is the son of Dr. Fuisz. Mr. Fuisz has no financial or management interest in RxDrugstore.com and has no direct or indirect material interest in the transactions described above.

COMPANY STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative returns of $100 invested on December 16, 1995 (the date the Company's common stock began trading) in (a) the Company, (b) the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (the "Nasdaq U.S. Companies") and (c) the CRSP Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Stocks"), assuming reinvestment of all dividends.

                 FUISZ TECHNOLOGIES LTD. 1998 PERFORMANCE GRAPH

                                 [GRAPH CHART]

                                                             Nasdaq
                                                         Pharmaceutical
                                    Nasdaq Composite          Index         Fuisz Technologies
12/16/95                                $100.00             $100.00              $100.00
12/31/95                                $102.67             $111.96              $127.09
12/31/96                                $126.26             $112.27               $98.44
12/31/97                                $155.03             $116.03              $106.25
12/31/98                                $217.55             $148.89              $160.94

     Prior to December 16, 1995, there was no active market for the Company's common stock. Therefore, the prices of the Company's common stock as set forth in the Performance Graph are for a period from December 16, 1995 until December 31, 1998.

                                  PROPOSAL II

               RATIFICATION OF COMPANY'S INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent accountants at any time during the year, if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1999, concerning beneficial ownership of the Company's common stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                                NUMBER OF SHARES
                            NAME                              BENEFICIALLY OWNED(1)   PERCENT
                            ----                              ---------------------   -------
Richard C. Fuisz, M.D.(2),(3)...............................        4,770,000          21.2%
Kenneth W. McVey(4).........................................          639,785           2.9%
Patrick D. Scrivens(4)......................................          315,000           1.4%
Michael Myers, Ph.D.(4).....................................          157,000           *
S. Rao Cherukuri(4).........................................          271,550           1.2%
John R. Fuisz(4)............................................           36,112           *
Louis Lauer(5)..............................................           59,500           *
Antone J. Lazos(6)..........................................           46,000           *
Donald E. O'Neill(7)........................................          101,250           *
Fredrik C. Schreuder(8).....................................          234,848           1.1%
Daniel Tierney(9)...........................................        1,036,000           4.7%
All directors and executive officers as a group (13
  persons)(10)..............................................        7,694,545          32.6%

---------------
 *   Less than one percent.
(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) Does not include shares held by the Richard C. Fuisz Children's Trust. See Note (3). Includes 570,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999. On November 11, 1998, Dr. Fuisz entered into a binding agreement to sell 4,200,000 shares of Fuisz Technologies Ltd. Common Stock to Elan Corporation. As of February 28, 1999, Elan has not paid for such shares (with transfer of approximately 1,000,000 common shares of Elan in ADR form) and so on February 4, 1999, Dr. Fuisz brought suit against Elan for performance of the Agreement. Dr. Fuisz's address is 14555 Avion at Lakeside, Chantilly, Virginia 20151.

(3) Dr. Fuisz is the grantor of the Richard C. Fuisz Children's Trust, an irrevocable trust formed for the benefit of the children of Dr. Fuisz. The trustee of the trust is The Bankers Trust Company. Dr. Fuisz disclaims beneficial ownership of these shares.

(4) Includes the following shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999: Mr.
     McVey -- 252,083, Mr. Scrivens -- 275,000, Dr. Myers -- 150,000, Mr.
     Cherukuri -- 248,750 and Mr. John Fuisz -- 15,000.

(5) Includes 17,000 shares held of record by Elizabeth Lauer, wife of Mr. Lauer. Mr. Lauer disclaims beneficial ownership of these shares. Does not include 2,650 shares held of record by Mr. Lauer's non-dependent children. Also includes 36,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999.

(6) Includes 8,000 shares held of record by Donna Lazos, wife of Antone J. Lazos as Trustee for the DGT Trust. Mr. Lazos disclaims beneficial ownership of these shares. Also includes 35,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999.

(7) Includes 86,250 shares held of record by O'Neill Asset Partners Ltd., over which Mr. O'Neill shares voting and investment power and 15,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999.

(8) Shares indicated as beneficially owned by Mr. Schreuder include 54,000 shares held by K/S Nordic Health Care Partners ("Nordic"), 23,463 shares held by Viking Medical Ventures Ltd. ("Viking") and 74,800 shares held by Neo Med Fund Ltd. ("Neo Med"). Mr. Schreuder is the President of a company that serves as the management company for Nordic and an investment advisor to Viking. Mr Schreuder is Chairman of a company that serves as an investment advisor to Neo Med. Also includes 3,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999.

(9) Includes 1,000,000 shares held by the Cross Group, of which Mr. Tierney is Chief Executive Officer and Chairman. Also includes 36,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1999.

(10) Includes 1,663,333 shares issuable on exercise of outstanding stock options exercisable within 60 days after February 28, 1999 and other shares described in Notes (5) and (6).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, The NASDAQ Stock Market and the Company initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon the information supplied to it by such persons, the Company is required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. Based solely upon review of the copies of such forms received by it, the Company believes that, during fiscal 1998, all filing requirements applicable to such persons were complied with, except for i) a Form 4 filing for Mr. Cherukuri relating to a sale of the Company's common stock in January 1998 which was not timely filed due to an administrative oversight and ii) a Form 4 filing for Mr. Schreuder relating to the sale of the Company's common stock over several days in July 1998 by Neo Med Fund Ltd. ("Neo Med"), an entity with which he was affiliated. Neo Med, which is publicly traded, was legally required to reduce its holding of shares in the Company to 10% of the total holdings of the fund. Mr. Schreuder was not timely informed that the sale had taken place and, as a result, the filing of the transactions on a Form 4 was delayed.

                             STOCKHOLDER PROPOSALS

     Securities and Exchange Commission regulations permit stockholders to submit certain types of proposals for inclusion in the Company's proxy statement. Any such proposals for the Company's Annual Meeting of Stockholders to be held in 2000 must be submitted to the Company on or before December 17, 1999, and must comply with the requirements of Securities and Exchange Commission Rule 14a-8 in order to be eligible for inclusion in proxy materials relating to that meeting. Such proposals should be sent to: Fuisz Technologies Ltd., Attn: Secretary, 14555 Avion at Lakeside, Chantilly, Virginia 20151. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

     Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. Under the Company's Bylaws, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than February 27, 2000. Stockholders wishing to make such proposals or nominations must in addition satisfy other requirements under the Company's Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

                                 MISCELLANEOUS

     A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES OF THE COMPANY), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE FREE OF CHARGE TO ALL STOCKHOLDERS AS OF THE RECORD DATE BY WRITING TO THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SET FORTH ABOVE.

                            ------------------------

     Please complete, date, sign and mail promptly the accompanying proxy in the postage-paid envelope enclosed for your convenience. The signing of the proxy will not prevent your attending the Meeting and voting in person.

Chantilly, Virginia
April 15, 1999

                                   DETACH HERE


                                      PROXY

                             FUISZ TECHNOLOGIES LTD.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1999

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


   Patrick D. Scrivens, Stephen H. Willard and Lars G. Okeson, and each of them, with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of Fuisz Technologies Ltd., to be held at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071 on Thursday, May 27, 1999 at 10:00 a.m., local time, and at any adjournment thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 15, 1999, and a copy of the Annual Report for the year ended December 31, 1998.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF FUISZ TECHNOLOGIES LTD. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ON THE REVERSE SIDE AND FOR PROPOSAL 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.



SEE REVERSE                                                      SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE

  FUISZ TECHNOLOGIES LTD.
      c/o EQUISERVE
      P.O. BOX 8040
      BOSTON, MA 02266-8040





                                   DETACH HERE



[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Class I Directors (term expires in 2002)
   NOMINEES: Antone J. Lazos and Richard C. Fuisz, M.D.

      FOR   [ ]          [ ]  WITHHELD
     BOTH                    AUTHORITY
    NOMINEES                 FROM BOTH
                             NOMINEES

[ ] ______________________________________
    For all nominees except as noted above

                                             FOR   AGAINST  ABSTAIN
2. Ratification of the appointment of        [ ]     [ ]      [ ]
   PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING.                  [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.                [ ]

PLEASE MARK, DATE AND SIGN EXACTLY AS YOUR NAME APPEARS HEREON AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, BY DULY AUTHORIZED OFFICER. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN.